Exhibit 10.3

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of the later date of signature below (the “Effective Date”) by and between Fibrocell Science Inc., a company incorporated in the State of Delaware, United States, with its executive office at 405 Eagleview Boulevard, Exton, PA 19341 (“Seller”) and Rohto Pharmaceutical Co., Ltd. (“Purchaser”), a Japanese corporation with its principal offices at 1-8-1, Tatsumi-Nishi, Ikuno-ku, Osaka Japan. Seller and Purchaser collectively are referred to herein as the “Parties” and individually as a “Party”.

Preamble

WHEREAS, Seller owns fifty seven percent (57%) of outstanding common stock of Agera Laboratories Inc., a company incorporated in the State of Delaware, United States with its executive office at 405 Eagleview Boulevard Exton, PA 19341 (“Company”), which has been developing and manufacturing a series of cosmetic products under registered trademark of “Agera®” and “Agera®Rx”;

WHEREAS, Purchaser, which is a shareholder of Company, is a well known pharmaceutical company in Japan which has been successful in OTC pharmaceutical products and skin care products sales for several decades and has an interest in the said products;

WHEREAS, Seller and Purchaser agree that Purchaser will purchase certain amount of shares of Company common stock from Seller to increase its equity holding in Company and Seller will sell such shares of Company common stock.

NOW, THEREFORE, in consideration of these premises, the mutual terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows.

ARTICLE 1

Commitment

Subject to the terms and conditions set forth herein, Seller hereby agrees to sell, assign, transfer, and deliver to Purchaser and Purchaser agrees to purchase five hundred seventy thousand (570,000) shares of the common stock, par value US$0.001 per share of Company, which represents fifty seven percent (57%) of the outstanding shares of Company common stock, a copy of the stock certificate is attached hereto as Exhibit A (“Purchase Shares”), free and clear of all liens, charges, encumbrances, equities, claims of any kind whatsoever, for an aggregate purchase price provided in Article 2 herein (the “Purchase Price”).

ARTICLE 2

Payment of the Purchase Price, and Delivery of the Shares

2.1 The Purchase Price shall be: (i) eight hundred fifty thousand US dollars (US$ 850,000); plus (ii) the amount equivalent to fifty seven percent (57%) of total sum of the cash held by Company at the date of Closing; plus (iii) the amount equivalent to fifty seven percent (57%) of the Company’s Accounts Receivable less allowance for uncollectible account (“Net Collectible Receivable”) at the date of Closing. The Seller shall provide Purchaser with the calculation of the Net Collectible Receivable on the Closing Date.

2.2 The sale and purchase of the Purchase Shares shall take place at the offices of Seller at 5:00 p.m. (Exton, PA time), on August 31, 2012 or such other time earlier than August 31, 2012 if agreed by the Parties (“Closing”).

2.3 Subject to the terms and conditions herein, Purchaser shall pay four hundred thousand US dollars (US$400,000) of Purchase Price (“Initial Payment”) by wire transfer, or such other form of payment as shall be mutually agreed upon by Seller and Purchaser within ten (10) business days after the execution of this Agreement. Once the conditions precedent provided in Article 6 are satisfied, Purchaser shall pay four hundred fifty thousand US dollars (US$450,000) of the Purchase Price and the rest of Purchase Price within ten (10) business days after the date of Closing in the same manner of the first payment of Purchase Price provided in this Section, with adequate manner as agreed between the Parties in exchange of Seller’s delivery of the certificates representing the Purchase Shares.

2.4 Once the conditions precedent provided in Article 7 are satisfied or waived by Seller, Seller shall deliver to Purchaser of the certificates representing the shares of Purchase Shares in exchange of Purchaser’s payment of the Purchase Price within ten (10) business days after the date of Closing.

ARTICLE 3

Representations and Warranties, and Covenants of Purchaser

Purchaser hereby represents and warrants to Seller that:

(a) Authority. The execution, delivery, and performance by Purchaser of this Agreement and the purchase of Purchase Shares have been duly authorized by all action on Purchaser’s part.

(b) Due Execution and Delivery. Purchaser has the full legal right, power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms subject, as to enforcement of remedies, to general equity principles and to applicable bankruptcy, insolvency and similar laws and moratorium from time to time in effect.

(c) Compliance. Purchaser has complied with all applicable laws with respect to entering into this Agreement and no consent, waiver, approval, order or authorization of, or registration, declaration or filing with any governmental authority or any other person is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or consummation of the transactions contemplated hereby.

(d) Securities Act Matters. Purchaser is relying solely upon investigations made by it in making a decision to purchase the Purchase Shares. Purchaser is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended. Purchaser is knowledgeable, sophisticated and experienced in the evaluation, acquisition and operation of businesses similar to that conducted by the Company and has evaluated to its satisfaction the merits and risks of purchasing the Purchase Shares and has made an informed decision, as a prudent and knowledgeable purchaser, to acquire the Purchase Shares. Purchaser has formed its opinions based solely on its knowledge and experience and not in reliance on any statement or action of Seller, the Company or any other person, other than the representations specifically set forth in Article 4 of this Agreement. The foregoing, however, does not limit or modify the representations and warranties of Seller and the Company in Article 4 herein or the right of Purchaser to rely thereon.

ARTICLE 4

Representations and Warranties of Seller and Company

Seller hereby represents and warrants to Purchaser that:

(a) Power and Authority. Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller and Company of this Agreement have been duly authorized by all action on Seller’s and Company’s part.

(b) Due Execution and Delivery. Seller has the full legal right, power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms subject, as to enforcement of remedies, to general equity principles and to applicable bankruptcy, insolvency and similar laws and moratorium from time to time in effect.

(c) Ownership. Seller is the owner of fifty seven percent (57%) of outstanding common stock of the Company, consisting of the Purchase Shares, and has the full right and authority to sell and transfer all of Purchase Shares at the date of Closing, as herein provided, free and clear of any lien, encumbrance, equity or claim of any kind; restrictions on transfer, options, charges, security interests, equities, and claims. The sale and delivery of the Purchase Shares by Seller pursuant to this Agreement is not subject to any preemptive rights of stockholders of the Company or to any right of first refusal, transfer agreement or other similar right in favor of any person.

(d) Authorized Capital of the Company. The authorized capital of the Company consists of 1,000,000 shares of common stock, par value US$0.001, of which 1,000,000 shares of common stock are issued and outstanding.

(e) Company’s Contracts.

(A) All of the contracts between Company and its suppliers and distributors, sales agents and other similar counterparts are set forth in Exhibit B (“Company’s Contracts”), and no other contract or agreement has been executed by Company therewith and there is no other agreement binding the Company therewith.

(B) The Company’s Contracts are all valid and binding.

(C) Company is not in material breach or default under any Company’s Contracts.

(f) Financial Statements.

(A) True and complete copies of financial statements set forth in Exhibit D (“Financial Statements”) have been delivered to Purchaser.

(B) (i) Financial Statements fairly present in all material respects the financial position of Company and results of its operations for the periods presented, and (ii) were prepared in accordance with GAAP applied on a basis of consistent with the past practices of Company.

(C) Since December 31, 2011, except as reflected in the Financial Statements there shall not have been:

(i) Any material change in the assets, liabilities, financial condition or operations of the Company from those reflected in Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is reasonably expected to have a material adverse effect on the Company and change of liability by Seller’s discharge of Company’s debt as provided in Section 5.4 herein;

(ii) Any resignation or termination of any key employees of Company, and Company does not know of the impending resignation or termination of employment of any such key employees; or

(iii) Any material change, except in the ordinary course of business, in the contingent obligations of Company by way of guaranty, endorsement, indemnity, warranty or otherwise.

(g) Company Liabilities. Company has no material liabilities, absolute, accrued, contingent or otherwise other than those that are reflected in the Financial Statements or incurred in, or as a result of, Company’s business after the date of Financial Statements through the date of Closing.

(h) Compliance. Seller has complied with all applicable laws with respect to entering into this Agreement and no consent, waiver, approval, order or authorization of, or registration, declaration or filing with any governmental authority or any other person is required by or with respect to Seller in connection with the execution and delivery of this Agreement or consummation of the transactions contemplated hereby. To the Seller’s best knowledge, Company, as far as the operations, properties or ownership of Company may be affected, has complied and is in compliance in all material respect with all applicable laws, statutes, rules, regulations, orders, authorizations, licenses, or decrees promulgated by any federal, state or local governmental authority, or department, bureau, board, agency, or division thereof. During the 12 months prior to the date of this Agreement, the Company has not had any conduct breaching regulatory compliance like inadequate statement, expression and reference of Company’s products on their packages, advertisement, and other marketing materials in the countries where such products have been, and are sold, and to the Seller’s best knowledge there are no on-going breaches from, including but not limited to, the 12 months prior to the date of this Agreement.

(i) Title. Company has good and marketable title to all of the properties, either movable or immovable, including trademarks listed in Exhibit F (the “Trademarks”), formula, and the inventories and assets presently used in its operations (excepting only those properties and assets which are leased and inventory which is sold in the ordinary course of business), in each case free and clear of all liens, mortgages, pledges, encumbrances or charges of any kind or nature whatsoever (the “Property”).

(j) Litigation and Investigations. There is no action, suit, proceeding or investigation pending or, to Seller’s best knowledge, currently threatened against Seller and/or Company that questions the validity of this Agreement, right of Seller to enter into such Agreement or to consummate the transactions contemplated hereby or that might result in any material adverse change in the assets, business, properties, prospects or financial conditions of the Company, or in any material change in the current equity ownership of the Company.

(k) Customer Complaints. The Company has received no customer complaints concerning alleged defects on the design, manufacturing, materials, or workmanship of its products that if true, would materially adversely affect the operation or financial condition of the Company.

(l) Taxes. To Seller’s best knowledge, the Company has duly and timely filed all material income tax returns that it has been required to file (taking into account extensions of time to file such tax returns) and all such tax returns were true and correct in all material respects. The Company has no material liabilities or obligations for such duties for any period up to and including December 31, 2011 other than current and deferred income taxes accrued in the 2011 accounts. No interest, fines or penalties are or may be due in the future in respect of any such duties.

(m) Disclosure. Seller has provided Purchaser with all the information reasonably available to it, during the Due Diligence conducted on October 24 & 25, 2011, that Purchaser has requested for deciding whether to purchase the Purchase Shares. (The provided written information is as listed in Exhibit B, C, D, and E). Aside from Exhibit B, Seller has provided Purchaser with two more Distribution Agreements (as listed in Exhibit C) during the Due Diligence, which have terminated in accordance with their terms. Although no agreements are currently in effect between Eden Aesthetics Distribution Limited, Pan Pharma Medical and the

Company, the Company continues to conduct transactions with such entities. And on a non-contract basis, Company confirms that a distribution business with Medical Aesthetics, based in Dallas, TX is continued. To the best of Seller’s knowledge after reasonable investigation, neither this Agreement nor any other written statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein and therein not misleading.

(n) Effect of Purchaser Investigations. Seller agrees that the investigations carried out by Purchaser shall not affect or reduce any of their representations or warranties under this Agreement.

(o) Labor Disputes. To Seller’s best knowledge, there is no strike, or labor dispute pending or threatened between the Company and its employees.

ARTICLE 5

Obligations of Seller and Company

5.1 Seller shall make the Company perform the following obligations between the execution of this Agreement and the Closing :

(a) Ordinary Operation of Company. The Company will continue the ordinary operation of its business as follows:

(i) the Company will not make any resignation or termination of any key employees;

(ii) the Company will not make any material change in the assets, liabilities, financial condition or operations of Company, which individually or in the aggregate will have or would be reasonably expected to have a material adverse effect on the Company’s operation;

(iii) the Company will not perform any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise; and

(iv) the Company will offer to retain Mr. Dan Reustle in his current position until Closing.

(b) Trademark Registration. To the extent that any registrations and/or applications of Trademarks are in the name of Seller or any third party Seller shall have commenced the assignment or transfer of such registrations and/or applications of Trademarks correct and appropriate to the Company.

(c) Trademark and Proceedings. The Company will commence making applications of Trademarks registration in Vietnam, India, Korea, Bahrain, Egypt, Iran, Iraq, Lebanon, Oman, Qatar, Syria and UAE. Seller will undertake to transfer any pending trademark applications in the countries specifically described in Exhibit F that are in Seller’s name to the Company.

(d) Inventory. Seller will cause the Company to provide a report of Company’s current inventory.

5.2 Seller shall permit the Company to continue to utilize the current office space at the Company’s facility free of charge for a year from the execution of this Agreement.

5.3 The Seller shall make the Company reflect the actual number of the current inventory to its financial books after actual counting of its inventory before Closing.

5.4 Seller shall discharge the Company from all of remaining Company debts owed to Seller by the date of Closing, whether reflected on the Financial Statement for December 31, 2011 or not.

5.5 Seller shall keep its ownership of the Purchase Shares in the same condition as represented and warranted in Article 4 (c) herein until Closing.

5.6 Prior to Closing, the Seller shall make the Company change the existing packaging artwork in case of finding that the package is not in compliance with the regulation of country where the product is being sold as of the date hereof.

ARTICLE 6

Conditions Precedent to Purchaser’s Obligations at Closing.

The obligations of Purchaser to pay the Purchase Price to Seller for the Purchase Shares are absolute, subject to the fulfillment or waiver at or before Closing of each of the following conditions by Seller and Company, any or all of which may be waived by Purchaser:

(a) Representations and Warranties. The representations and warranties of Seller and Company contained in Article 4 herein shall be true and correct in all material respects at and as of the date of Closing with the same effect as though such representations and warranties had been made on and as of the date of Closing, excluding such representations and warranties made as of a specific date.

(b) Performance. Seller shall have performed and complied with all material agreements, obligations, covenants and conditions contained in this Agreement that are required to be performed or complied with by Seller at or before Closing.

(c) Resolutions. Seller shall have delivered to Purchaser a certified copy of the resolutions of the Seller’s board of directors authorizing the transactions contemplated hereby.

(d) Certificate. Purchaser shall have received a certificate dated as of Closing, executed by an executive officer of Company, and stating that the conditions set forth in clauses (a) and (b) above have been satisfied.

(e) Amended and Restated Certificate of Incorporation. If required by Delaware law, Seller shall file with the Delaware Secretary of State an Amended and Restated Certificate of Incorporation for the Company, reflecting the share purchase covered by this Agreement. Seller shall provide Purchaser with a copy of such amended and restated certificate as filed.

(f) Consents, Permits, and Waivers. Seller shall make Company obtain any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement.

(g) Indemnification. The Seller shall cause the Company to amend its bylaws to provide for the indemnification of directors to the fullest extent permitted by Delaware law, if necessary for this purchase of the Purchase Shares.

ARTICLE 7

Conditions Precedent to Seller’s Obligations at Closing

The obligations of Seller are subject to the fulfillment or waiver at or before Closing of each of the following conditions, any or all of which may be waived by Seller:

(a) Representations and Warranties. The representations and warranties of Purchaser contained in Article 3 hereof shall be true and correct in all material respects at and as of the date of Closing with the same effect as though such representations and warranties had been made at and as of the date of Closing, excluding such representations and warranties made as of a specific date.

(b) Performance. Purchaser shall have performed and complied with all material agreements, obligations and conditions in this Agreement that are required to be performed or complied with by such Purchaser at or before Closing.

ARTICLE 8

Termination

8.1 Termination Events. This Agreement may, by written notice given prior to or at the date of Closing, be terminated:

(a) by either Seller or Purchaser if a material breach of any provision of this Agreement has been committed by the other Party and such breach has not been cured within thirty (30) days from the date of written notice; or

(b) by mutual consent of the Parties; or

(c) on August 31, 2012 if the conditions set forth in Sections 6 or 7 have not been satisfied or waived, as applicable.

8.2 Effect of Termination. Upon termination of this Agreement under Section 8.1 hereof, except as provided in Section 10.3, all rights and obligations of the Parties hereunder shall terminate without any liability of either Party except for any liability of any Party then in breach. In the event that this Agreement is terminated due to the material breach of this Agreement by Seller that remains uncured after written notice of such breach by Purchaser, four hundred thousand US dollars (US$400,000) from the Initial Payment shall be returned to Purchaser. In the event that this Agreement is terminated due to the material breach of this Agreement by Purchaser that remains uncured after written notice of such breach by Seller or due to Purchaser’s failure to close the transaction as set forth in Section 2 of the Agreement by August 31,2012, four hundred thousand US dollars (US$400,000) from the Initial Payment shall be deemed nonrefundable.

ARTICLE 9

Indemnification

9.1 Seller Indemnification. Seller covenants and agrees to defend, indemnify and save and hold harmless Purchaser, together with its officers, directors, partners, shareholders, employees, trustees, affiliates, beneficial owners, attorneys and representatives, from and against any and all losses, costs, expenses, liabilities, claims or legal damages including, without limitation, reasonable fees and disbursements of counsel and accountants and other costs and expenses incident to any actual or threatened claim, suit, action or proceeding (“Losses”), in connection with a claim against Company or Purchaser up to the total amount of Purchase Price paid hereunder arising out of or resulting from: (i) any inaccuracy in or material breach of any representation, warranty, covenant or agreement made by Seller in this Agreement; (ii) the failure of Seller to materially perform or observe fully any covenant, agreement or provision to be performed or observed by it pursuant to this Agreement; or (iii) any actual or threatened claim, suit, action or proceeding arising out of or resulting from the conduct by Company of its business or operations, or Company’s occupancy or use of its properties or assets, which claims arose prior to the date of Closing; other than, with respect to any claim, suit, action or proceeding related to Purchaser or actions of business of the Purchaser; provided, however, that (a) Seller shall not have any obligation to indemnify Purchaser from and against any such Losses (i) until the aggregate amount of all Losses incurred or suffered with respect to all claims exceeds $50,000.00 (the “Basket”) and in such event Seller shall be liable for the amount in excess of the Basket up to the maximum amount set forth herein and (b) there will be no obligation to indemnify Purchaser from and against Losses incurred or suffered with respect to claims or otherwise in excess of an aggregate of the Purchase Price paid hereunder.

9.2 Purchaser Indemnification. Purchaser covenants and agrees to defend, indemnify and save and hold harmless Seller, together with its officers, directors, partners, shareholders, employees, trustees, affiliates, beneficial owners, attorneys and representatives, from and against any and all losses, costs, expenses, liabilities, claims or legal damages including, without limitation, reasonable fees and disbursements of counsel and accountants and other costs and expenses incident to any actual or threatened claim, suit, action or proceeding, whether incurred in connection with a claim against Seller, Company, or a third party claim up to the total amount of Purchaser’s Purchase Price arising out of or resulting from: (i) any inaccuracy in or material breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement at Closing, (ii) the failure of Purchaser to materially perform or observe fully any covenant, agreement or provision to be performed or observed by it pursuant to this Agreement, and (iii) any obligations and liabilities in respect of the Company from and after the Closing Date, provided, however, that (a) Purchaser shall not have any obligation to indemnify Seller from and against any such Losses (i) until the aggregate amount of all Losses incurred or suffered with respect to all claims exceeds $50,000.00 (the “Basket”) and in such event Purchaser shall be liable for the amount in excess of the Basket up to the maximum amount set forth herein and (b) except with respect to actions that will be taken by Purchaser, there will be no obligation to indemnify Seller from and against Losses incurred or suffered with respect to claims or otherwise in excess of an aggregate of the Purchase Price paid hereunder.

ARTICLE 10

Miscellaneous

10.1 Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof.

10.2 Modification of Agreement. This Agreement may be amended only by writing executed by all of the Parties hereto.

10.3 Survival of Representations. Article 3, 4, 9 and 10 of this Agreement shall survive the termination for any reason of this Agreement (whether such termination is by Seller, Purchaser, or upon the expiration of this Agreement or otherwise), and shall survive the consummation of the transaction for a period of two years from the Closing Date.

10.4 Expenses. Each Party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

10.5 Notices. Unless otherwise specified herein, all such notices, requests, consents, approvals and demands given or made in connection with the terms and provisions of this Agreement shall be deemed to have been given or made when personally delivered, or, if mailed, upon the earlier of actual receipt by the addressee or three (3) days after sent by registered or certified mail, postage prepaid, or, in the case of overnight courier service (which may be utilized hereunder), when delivered by the overnight courier company to the respective address specified above, or, in the case of facsimile transmission (which may be utilized hereunder), after receipt by the respective addressee in each case to the appropriate addresses and telecopier numbers set forth below or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties:

If to Seller, then to:

Fibrocell Science Inc.

405 Eagleview Boulevard, Exton, PA 19341

Attn: David Pernock, Chief Executive Officer

If to Purchaser, then to:

Rohto Pharmaceutical Co., Ltd.

1-8-1 Tatsumi-Nishi

Ikuno-ku

Osaka, Japan

Attn: Hidetoshi Segi, Deputy General Manager

10.6 Severability. In the event that any of the terms of this Agreement are in conflict with any rule of law or statutory provision or are otherwise unenforceable as finally determined by a court of competent jurisdiction, such terms shall be deemed modified or changed to a provision reflecting the parties’ intent to the extent possible under the applicable laws and regulations. Such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force.

10.7 Jurisdiction. This Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Delaware.

10.8 Service of Process. The parties submit to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of, by virtue of, or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.5 above. Nothing in this section, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity.

10.9 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Seller shall have the right to assign this Agreement without obtaining the prior written consent of Purchaser provided, that, the assignee has agreed in writing to all the representations, covenants and terms set forth herein.

10.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

10.11 Further Assurances. Each Party will execute and deliver such further agreements, documents and instruments and take such further action as may be reasonably requested by the other Party to carry out the provisions and purposes of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

Fibrocell Science Inc.
By:	/s/ David Pernock	Date: 6/7/2012
David Pernock
Chairman & CEO

Rohto Pharmaceutical Co., Ltd.
By:	/s/ Kunio Yamada	Date: May 17, 2012
Kunio Yamada
Chairman & CEO